SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 5, 2004	Commission File Number 000-26076

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road Cockeysville, MD 21030
(Address of principal executive offices and zip code)

(410) 568-1500
(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Wavier of a Provision of the Code of Ethics.

On August 5, 2004, the Board of Directors of Sinclair Broadcast Group, Inc. (the “Company”) approved and adopted a revised Code of Business Conduct and Ethics for its employees, officers and directors. Amendments to the code are described below and the revised code is furnished as an exhibit to this filing.  The code can also be found on the Company’s website at www.sbgi.net.

The Conflicts of Interest provision of the code has been revised to allow for the acceptance of gifts that are customary for a director or employee’s position or responsibility.  Acceptance of a gift that is not customary for a director or employee’s position or acceptance of any service, money, loan or employment from any organization that does business with the Company must be authorized by an employee’s general manager or, in the case of a corporate employee or a director, by the Company’s Executive Vice President/Chief Financial Officer.  The Executive Vice President/Chief Financial Officer must obtain authorization to accept such gifts from the Board of Directors.

In addition, the code has been revised to amend the authorization process under the Corporate Opportunities provision.  If the Company determines not to pursue a business opportunity, directors and employees may pursue such opportunities with the consent of an employee’s general manager or, in the case of a corporate employee or director, the consent of the Company’s Executive Vice President/Chief Financial Officer.  The Chief Executive Officer and the Executive Vice President/Chief Financial Officer must obtain authorization from the Board of Directors to pursue such opportunities.

The revised code now provides that the disclosure committee (the “Committee”) can determine that potential conflicts of interest exist among employees, as well as directors and executive officers.

The revised code provides that the Internal Audit Director, rather than the General Counsel, is responsible for investigating alleged violations of the code and reporting the results to the Committee.

The Committee may review requests for waivers and make recommendations to the Audit Committee.  Any change to or waiver of the code will now be made only by the Audit Committee rather than the full Board of Directors.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit 14.1  Revised Code of Business Conduct and Ethics, as of August 5, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Chief Accounting Officer

Dated: August 25, 2004